Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Exit from Preferred Home and Auto Business

CHICAGO, August 7, 2023 — Kemper Corporation (NYSE: KMPR) announced today that it is exiting the preferred home and auto insurance market, sold through its Kemper Personal Insurance brand, and will actively reduce the business immediately, with all policies being non-renewed or canceled in accordance with applicable state regulations.

The company’s preferred property and casualty business includes eight underwriting companies which comprise approximately $500 million of written premium. The company announced the preferred business was under strategic review in November 2022.

“The decision to exit the business was made after thoughtful evaluation of our options and considered the most effective and efficient way to support our stakeholders,” said Joseph P. Lacher, Jr., Kemper’s President, CEO and Chairman. “It enables us to release capital and increase the resources available to support our core specialty auto and life businesses.”

Kemper previously announced an after-tax goodwill impairment charge of $45.5 million in connection with the strategic review of its preferred home and auto business. This announcement has no impact on the company’s specialty auto business, Kemper Auto, and its life business, Kemper Life.

Kemper management will be available to answer questions related to the transaction during the Company’s second quarter earnings conference call on Monday, August 7 at 5:00 p.m. Eastern Time. Details can be found in the investor section of Kemper.com.

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto, Kemper Personal Insurance, and Kemper Life brands. Kemper serves over 4.9 million policies, is represented by approximately 26,000 agents and brokers, and has approximately 8,800 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper at kemper.com.

Cautionary Statements Regarding Forward-Looking Information
This press release may contain information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict and are not guarantees of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contacts:
Investors: Karen Guerra, 312.668.9720, investors@kemper.com
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com